Exhibit 99.1

Potlatch Corporation 601 W. First Ave., Suite 1600 Spokane, WA 99201 509.835.1500 www.potlatchcorp.com
News Release
For immediate release:

Contact:	(Investors)	(Media)
	Jerry Richards	Mark Benson
	509.835.1521	509.835.1513
Potlatch Corporation Reports Third Quarter 2015 Results
SPOKANE, Wash - October 27, 2015 - Potlatch Corporation (Nasdaq: PCH) today reported net income of $21.8 million, or $0.53 per diluted share, on revenues of $174.5 million for the quarter ended September 30, 2015. Net income was $33.2 million, or $0.81 per diluted share, on revenues of $177.2 million in the third quarter of 2014.
"While our consolidated results were up significantly in the third quarter relative to the second quarter due to seasonally higher harvest volumes, sequentially lower lumber prices provided a headwind," said Mike Covey. "We are encouraged by increases in lumber prices the last few weeks and continued improvement in the U.S. housing market. Our Resource business continues to be a steady contributor of cash and the Minnesota rural recreational real estate market remains strong," concluded Mr. Covey.

Financial Highlights
(millions, except per share data)

	Q3 2015	Q2 2015	Q3 2014
Revenues	$174.5	$128.7	$177.2
Net income	$21.8	$0.7	$33.2
Net income per diluted share	$0.53	$0.02	$0.81
Distribution per share	$0.375	$0.375	$0.35
Net cash from operations	$38.5	$(7.7)	$39.2
Cash and short-term investments at end of period	$1.3	$10.6	$73.3
Business Performance: Q3 2015 vs. Q2 2015
Resource
Resource’s operating income was $36.4 million on revenues of $102.3 million in the third quarter, compared to operating income of $8.8 million on revenues of $44.1 million in the second quarter of 2015. Earnings increased due to seasonally higher harvest volumes. Prices realized for sawlogs in the South increased 15% primarily due to a seasonally higher mix of hardwood logs.
Wood Products
Wood Products lost $5.4 million on revenues of $82.9 million in the third quarter, compared to a loss of $2.0 million on revenues of $84.2 million in the second quarter of 2015. Average lumber prices were down 5% in the third quarter compared to the second quarter. Slightly higher lumber shipments partially offset the effect of lower lumber prices.
Real Estate
Real Estate’s operating income was $4.2 million on revenues of $7.8 million in the third quarter, compared to operating income of $8.5 million on revenues of $10.7 million in the second quarter of 2015. Second quarter results included the sale of two commercial sites. The Minnesota rural recreational real estate market remained strong in the third quarter.

Conference Call Information
A live conference call and webcast will be held today, October 27, 2015, at 9 a.m. Pacific Time (noon Eastern Time). Investors may access the webcast at www.potlatchcorp.com by clicking on the Investor Resources link or by conference call at 1-866-393-8403 for U.S./Canada and 1-706-679-7929 for international callers. Participants will be asked to provide conference I.D. number 52573706. Supplemental materials that will be discussed during the call are available on the website.
A replay of the conference call will be available two hours following the call until November 3, 2015 by calling 1-800-585-8367 for U.S./Canada or 1-404-537-3406 for international callers. Callers must enter conference I.D. number 52573706 to access the replay.
About Potlatch
Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.6 million acres of timberland in Alabama, Arkansas, Idaho, Minnesota and Mississippi. Potlatch, a certified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary. More information about Potlatch can be found on the company’s website at www.potlatchcorp.com.
Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, statements about our expectations regarding future company performance; the direction of our business markets; business conditions in our Resource and Wood Products segments; the U.S. housing market; lumber pricing; sawlog pricing; performance of our Wood Products, Resource and Real Estate segments in 2015; strength of Minnesota rural recreational real estate market; earnings growth; and similar matters. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in timberland values; changes in timber harvest levels on the company's lands; changes in timber prices; changes in policy regarding governmental timber sales; changes in the United States and international economies; changes in the level of construction activity; changes in Chinese demand; changes in tariffs, quotas and trade agreements involving wood products; currency fluctuation; changes in demand for our products; changes in production and production capacity in the forest products industry; competitive pricing pressures for our products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; restrictions on harvesting due to fire danger; changes in raw material, fuel and other costs; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

Potlatch Corporation
Consolidated Statements of Income
Unaudited (Dollars in thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues	$174,475	$177,215	$437,347	$460,713
Costs and expenses:
Cost of goods sold	136,072	121,574	353,285	322,016
Selling, general and administrative expenses	10,689	10,772	35,010	32,794
	146,761	132,346	388,295	354,810
Operating income	27,714	44,869	49,052	105,903
Interest expense, net	(8,335)	(5,506)	(24,420)	(16,475)
Income before income taxes	19,379	39,363	24,632	89,428
Income tax benefit (provision)	2,419	(6,209)	3,533	(19,654)
Net income	$21,798	$33,154	$28,165	$69,774

Net income per share:
Basic	$0.53	$0.81	$0.69	$1.71
Diluted	$0.53	$0.81	$0.69	$1.71
Distributions per share	$0.375	$0.35	$1.125	$1.05
Weighted-average shares outstanding (in thousands):
Basic	40,846	40,745	40,831	40,733
Diluted	40,985	40,889	40,967	40,861

Potlatch Corporation
Condensed Consolidated Balance Sheets
Unaudited (Dollars in thousands)

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash	$1,306	$4,644
Short-term investments	40	26,368
Receivables, net	29,645	9,928
Inventories	40,379	31,490
Deferred tax assets, net	6,168	6,168
Other assets	16,754	15,065
Total current assets	94,292	93,663
Property, plant and equipment, net	74,716	65,749
Timber and timberlands, net	822,353	828,420
Deferred tax assets, net	36,715	37,228
Other assets	11,499	10,361
Total assets	$1,039,575	$1,035,421
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$66,233	$49,324
Current portion of long-term debt	27,500	22,870
Total current liabilities	93,733	72,194
Long-term debt	602,675	606,473
Liability for pension and other postretirement employee benefits	114,542	115,936
Other long-term obligations	13,586	15,752
Stockholders’ equity	215,039	225,066
Total liabilities and stockholders' equity	$1,039,575	$1,035,421

Potlatch Corporation
Condensed Consolidated Statements of Cash Flows
Unaudited (Dollars in thousands)

	Nine Months Ended
	September 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$28,165	$69,774
Adjustments to reconcile net income to net cash from operating activities:
Depreciation, depletion and amortization	28,154	19,326
Basis of real estate sold	3,389	7,289
Change in deferred taxes	(2,786)	1,127
Employee benefit plans	4,774	616
Equity-based compensation expense	3,589	3,058
Other, net	(675)	(1,805)
Funding of qualified pension plans	—	(3,550)
Working capital and operating related activities, net	(9,462)	11,829
Net cash from operating activities	55,148	107,664
CASH FLOWS FROM INVESTING ACTIVITIES
Change in short-term investments	26,328	(12,793)
Transfer to company owned life insurance (COLI)	—	(25,476)
Property, plant and equipment	(16,240)	(9,174)
Timberlands reforestation and roads	(11,155)	(7,840)
Acquisition of timber and timberlands	(9,320)	(3,143)
Other, net	644	1,126
Net cash from investing activities	(9,743)	(57,300)
CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to common stockholders	(45,761)	(42,621)
Employee tax withholdings on equity-based compensation	(1,445)	(1,092)
Change in book overdrafts	(1,440)	(2,919)
Other, net	(97)	(1,019)
Net cash from financing activities	(48,743)	(47,651)
Change in cash	(3,338)	2,713
Cash at beginning of period	4,644	5,586
Cash at end of period	$1,306	$8,299

Potlatch Corporation
Segment Information
Unaudited (Dollars in thousands)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues:
Resource	$102,322	$91,919	$200,388	$183,336
Wood Products	82,868	99,213	256,292	287,589
Real Estate	7,828	6,176	21,684	36,352
	193,018	197,308	478,364	507,277
Elimination of intersegment revenues - Resource	(18,543)	(20,093)	(41,017)	(46,564)
Total consolidated revenues	$174,475	$177,215	$437,347	$460,713

Operating income (loss):
Resource	$36,389	$34,080	$60,164	$61,122
Wood Products	(5,422)	15,743	(3,875)	43,320
Real Estate	4,234	4,646	14,354	25,295
Eliminations and adjustments	(564)	(1,994)	2,950	(364)
	34,637	52,475	73,593	129,373
Corporate	(6,923)	(7,606)	(24,541)	(23,470)
Operating income	27,714	44,869	49,052	105,903
Interest expense, net	(8,335)	(5,506)	(24,420)	(16,475)
Income before income taxes	$19,379	$39,363	$24,632	$89,428

Depreciation, depletion and amortization:[1]
Resource	$10,262	$6,101	$21,313	$12,745
Wood Products	1,693	1,543	4,930	4,587
Real Estate	14	15	44	44
	11,969	7,659	26,287	17,376
Corporate	588	665	1,867	1,950
Total depreciation, depletion and amortization	$12,557	$8,324	$28,154	$19,326

Basis of real estate sold:
Real Estate	$2,450	$519	$3,631	$7,928
Eliminations and adjustments	(69)	(64)	(242)	(639)
Total basis of real estate sold	$2,381	$455	$3,389	$7,289

[1]
The presentation of depreciation, depletion and amortization in Segment Information and the Condensed Consolidated Statements of Cash Flows includes amortization of bond discounts and deferred loan fees. Bond discounts and deferred loan fees are recorded in Interest expense, net in the Consolidated Statements of Income.